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                                                                    EXHIBIT 10.6

                           FINANCIAL PROTECTION POLICY

Avanade has developed the following Financial Protection Policy ("FPP") for certain valued employees. Our intent is to present you with an additional measure of financial protection against an involuntary termination. This policy does not affect the applicable at-will nature of employees at Avanade. However, it does offer certain protections whether or not you are an at-will employee. You may be asked to sign a document indicating that you have been informed that you are one of the recipients of the benefits in this policy; however, Avanade will not use the lack of a signature as a defense against the enforcement of its terms and conditions. It is Avanade's intent to be bound by this Policy to the benefit of those employees who have been confirmed to be eligible for this added Financial Protection Policy.

SECTION 1. THE POLICY

1.1 If your employment is terminated due to Avanade's elimination of your position, Avanade terminates your employment within three (3) months of a Corporate Transaction or if you resign from Avanade within 30 days of and as a result of Good Reason (definitions provided below), and provided you sign a release of claims in a form mutually agreeable to you and Avanade, then Avanade will:

      (a) pay to you a severance payment in the amount specified in a memo to you. ("Severance Payment"). Such Severance Payment will be in lieu of wages and/or benefits you would otherwise have earned if you remained employed with Company; and

      (b) if you have entered into a Business Protection Agreement or other similar agreement, which would provide you with a payment in exchange for your agreement not to be employed by a Competing Business (typically Section 4.1 of the Business Protection Agreement), Avanade also will release you from such obligations. This release does not release you from other confidentiality or other non-compete commitments you have made that do not relate to Avanade paying you severance.

1.2 Any Severance Payment paid under this Policy will be a one time, lump sum payment, subject to applicable tax withholdings. It will not be eligible for any pension, 401(k) related or similar benefits (to the extent permitted by law).

1.3 Any Severance Payment will be inclusive of amounts paid following termination, including without limitation amounts statutorily required, contractually agreed to by you and the Company, or any notice period, the term of which is not worked, that may be a part of your employment agreement. For example, if your Severance Payment is indicated to be equal to six months wages, and you reside in a jurisdiction that provides for one month of wages following termination for any reason, then total payment by the Company will not exceed six months - one month due to the statutory requirement and an additional five months granted under this FPP.

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1.4   For avoidance of doubt, you will not be entitled to a Severance Payment under this Policy if your employment is terminated for reasons other than described under Section 1.1, e.g., your voluntary resignation from Avanade (for a reason other than Good Reason) or Avanade's termination of you for cause or Dissatisfactory Performance.

SECTION 2. TERM OF POLICY

This Policy will be effective from January 1, 2004 through the earlier of (a) the date indicated in the written memo to you or (b) an IPO (Termination Date). The policy terminates after the Termination Date, at which point Avanade will no longer be obligated to pay severance under it.

SECTION 3. DEFINITIONS

The following terms have the following specified meanings when they are used in this Policy with initial letters capitalized:

3.1 "Corporate Transaction" means a voluntary corporate wind-up, dissolution or merger where Avanade is not the surviving entity. Corporate Transaction does not include dissolution due to bankruptcy.

3.2 "Dissatisfactory Performance" means dissatisfactory performance other than cause. Dissatisfactory Performance may include, without limitation, the failure of the employee to achieve revenue, profit, growth, customer satisfaction, employee satisfaction, or other goals.

3.3 "Good Reason" means the occurrence of any of the following events or conditions and the failure of Avanade (or its successor) to cure such event or condition within 30 days after receipt of written notice from you:

      (a) a change in your status, position or responsibilities that, in your reasonable judgment, represents a substantial reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with such status, position or responsibilities;

      (b)   involuntary material reduction in your compensation package;

      (c) Avanade or its successor requiring you (without your consent) to be based at any place outside a 50-mile radius of your then-current place of employment, except for reasonably required travel on business that is not materially greater than such travel requirements prior to the date of this memo;

3.4   "IPO" means the initial registration of the Common Stock of Avanade under
      Section 12(b) or 12(g) of the Exchange Act.

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SECTION 4. GENERAL

If any term or provision of this Policy shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this FPP, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this FPP.

If you have any questions about this policy, please contact Eric Friedman, Director of HR.